UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2016

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On October 14, 2016, TransDigm Inc. (“TransDigm”), a wholly owned subsidiary of TransDigm Group Incorporated (“TD Group”), TD Group and certain subsidiaries of TransDigm entered into an Incremental Term Loan Assumption Agreement (the “Assumption Agreement”) with Credit Suisse AG, as administrative agent and collateral agent (the “Agent”), and as a lender, in connection with the Second Amended and Restated Credit Agreement, dated as of June 4, 2014, as amended by Amendment No. 1, dated as of June 9, 2016 (as so amended, the “Credit Agreement”), among TransDigm, TD Group, certain subsidiaries of TransDigm, the Agent and the lenders party thereto.

The Assumption Agreement, among other things, provides for (i) additional tranche F term loans in an aggregate principal amount equal to $650 million, which were fully drawn on October 14, 2016 (the “Initial Additional Tranche F Term Loans”), and (ii) additional delayed draw tranche F term loans in an aggregate principal amount not to exceed $500 million, which may be borrowed on or before October 31, 2016 (the “Delayed Draw Additional Tranche F Term Loans”, and together with the Initial Additional Tranche F Term Loans, the “Additional Tranche F Term Loans”). The terms and conditions that apply to the Additional Tranche F Term Loans are substantially the same as the terms and conditions that apply to the tranche F term loans under the Credit Agreement immediately prior to the Assumption Agreement.

The lenders and the agents (and each of their respective subsidiaries or affiliates) under the Assumption Agreement and the Credit Agreement have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, TransDigm and TD Group and their respective subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from TransDigm and TD Group and their respective subsidiaries or affiliates, for such services.

Item 2.03.    Creation of a Direct Financial Obligation.
The information set forth in Item 1.01 is incorporated herein by reference.
Item 7.01.    Regulation FD Disclosure.
On October 14, 2016, TD Group issued a press release (the “Press Release”) announcing that TD Group’s board of directors authorized and declared a one-time special cash dividend of $24.00 on each outstanding share of common stock and cash dividend equivalent payments on options granted under its stock option plans. The record date for the special dividend is October 24, 2016, and the payment date for the dividend is November 1, 2016. The Press Release also announced TransDigm Inc.’s receipt of funding of the $650 million term loan described above and the expectation of incurrence of an additional $500 million of delayed draw incremental term loans, the proceeds of which will be used to repurchase its 7.50% Senior Subordinated Notes due 2021 in connection with a previously announced tender offer.  A copy of the Press Release is furnished with this Current Report as Exhibit 99.1 and is incorporated herein by reference.
The information in this Item 7.01 on Form 8-K and in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in filings under the Securities Act of 1933.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is being furnished with this Current Report on Form 8-K:

Exhibit No.	Description
10.1
Incremental Term Loan Assumption Agreement, dated as of October 14, 2016, among TransDigm Inc., as borrower, TransDigm Group Incorporated, as a guarantor, the subsidiary guarantors party thereto, Credit Suisse AG, as administrative agent and collateral agent, and as a lender.

99.1	Press Release dated October 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Terrance Paradie
Terrance Paradie
Executive Vice President and Chief Financial Officer

Date: October 14, 2016

Exhibit Index

Exhibit No.	Description
10.1
Incremental Term Loan Assumption Agreement, dated as of October 14, 2016, among TransDigm Inc., as borrower, TransDigm Group Incorporated, as a guarantor, the subsidiary guarantors party thereto, Credit Suisse AG, as administrative agent and collateral agent, and as a lender.

99.1	Press Release dated October 14, 2016.